Letter of Intent
Creatd Acquisition Proposal for C2 Capital Group, Inc.
This Letter of Intent ("LOI") sets forth the binding terms upon which Creatd, Inc. will acquire C2 Capital Group, Inc. Each party intends to be legally bound by this LOI, subject to the Conditions to Closing set forth below.

Binding Effect
This LOI constitutes a binding agreement between Creatd and C2 Live with respect to the terms set forth herein, and each party agrees to be bound by, and to perform its obligations under, this LOI. The parties shall negotiate in good faith and execute definitive transaction documents consistent with the terms of this LOI (the "Definitive Agreement"). The consummation of the transaction remains subject to the Conditions to Closing set forth below. In the event of any conflict between this LOI and the Definitive Agreement, the Definitive Agreement shall control.

Transaction Overview
Creatd, Inc. ("Creatd" or the "Acquirer") proposes to acquire all of the issued and outstanding equity securities of C2 Capital Group, Inc. ("C2 Live" or the "Company"), together with all outstanding options, warrants, and other securities convertible into or exercisable for capital stock of C2 Live (collectively, the "C2 Securities"), in exchange for newly issued shares of Creatd common stock and newly issued shares of a new series of non-voting convertible preferred stock of Creatd designated as Series C Convertible Preferred Stock (the "Preferred Stock").
The consideration will be issued on a 1:1 basis. Each share of C2 Live common stock within the C2 Common Basis will be exchanged for consideration equal to one share of Creatd common stock, delivered in shares of Creatd common stock and Preferred Stock (which converts into Creatd common stock on the same 1:1 basis in the aggregate) as set forth under Consideration below.
Upon closing (the date on which the parties execute the Definitive Agreement and consummate the transaction, the "Closing Date"), C2 Live or its designated merger entity will become a wholly-owned subsidiary of Creatd, and Creatd will continue to operate as the publicly traded parent company. The consideration will be issued in a single issuance within three business days following the Closing Date.
The parties propose to structure the acquisition as a two step forward triangular merger, to affect the most efficient tax treatment for all parties.

Closing Date	The parties shall execute the Definitive Agreement and close the transaction on or before October 31, 2026 (the "Outside Date"), unless extended by mutual written agreement of the parties.

C2 Common Stock Basis
Estimated at 12,900,000 shares of C2 Live common stock (the "C2 Common Basis"), consisting of estimated 9,700,000 shares of common stock outstanding as of the date of this LOI not owned by Creatd, plus up to approximately 2,500,000 shares expected to be issued in C2 Live’s pending rights offering (the “Rights Offering”) and up to approximately 704,000 shares expected to be issued in connection with the re-up of existing investors. Because the rights offering and re-up are ongoing and not yet final, the actual C2 Common Basis may vary above or below 12,900,000 shares, with the final number to be fixed in the Definitive Agreement based on the common shares outstanding in C2 Live on the Closing Date (including the shares to be issued and sold in connection with the Rights Offering). To be confirmed against a certified capitalization table of C2 Live delivered prior to the Closing Date.
For the avoidance of doubt, the C2 Common Basis does not include the approximately 970,000 shares of C2 Live common stock already owned by Creatd, and no consideration will be issued in respect of those shares.

Consideration: Fixed 1:1 Common Equivalent
Within three business days post-close, Creatd will issue aggregate consideration equal to one share of Creatd common stock for each share of C2 Live common stock within the C2 Common Basis. Such consideration shall be delivered as follows:
(a)With respect to those holders of C2 Live common stock identified on a schedule to be agreed between Creatd and C2 Live and attached to the Definitive Agreement (each, a "Designated Holder"), twenty percent (20%) of such Designated Holder’s consideration shall be delivered in shares of Creatd common.
Creatd will file an S-1 registering such shares and ensure a registration statement to be declared effective, such that such shares are registered of Creatd Common prior to Creatd’s planned uplisting to a national exchange.
(b)The remaining eighty percent (80%) of each Designated Holder’s consideration, and one hundred percent (100%) of the consideration payable to each holder of C2 Live common stock that is not a Designated Holder, shall be delivered in shares of Preferred Stock. Within six (6) months following the Closing Date, Creatd shall file with the Securities and Exchange Commission a registration statement covering the shares of Creatd Preferred stock so issued, and shall use commercially reasonable efforts to cause such registration statement to be declared effective, such that such shares are registered prior to the Eligible Conversion Date, as defined in Preferred Stock Terms below.

Each share of Preferred Stock will have a stated value of $100.00 per share (the "Stated Value"), fixed.

Treatment of Options	Treatment of outstanding employee options in C2 Live are to be negotiated prior to signing the Definitive Agreement.
Conversion Mechanics
Each share of Preferred Stock shall be convertible into shares of Creatd common stock at a conversion price (the "Stated Conversion Price") equal to the fair value of Creatd’s common stock as of the Closing Date, meaning the closing price of Creatd’s common stock on the OTCQB Market on the Closing Date, as reported by OTC Markets Group. The number of shares of Preferred Stock issued on the Closing Date, and their aggregate stated value, and therefore the value of the transaction, will be calculated based on that fair value so that, in the aggregate, they convert into a number of shares of Creatd common stock equal to the C2 Common Basis.
For purposes of clarity, the total number of shares of Creatd common stock issued and issuable upon conversion of the Creatd Preferred Stock to the C2 stockholders shall be approximately 12,900,000 (subject to adjustment)
as described in C2 Common Stock Basis above.

Preferred Stock Terms
The Preferred Stock to be issued shall be non-voting. Holders of Preferred Stock shall not have any right to vote on any matter submitted to Creatd’s stockholders, except to the extent voting rights on matters directly and adversely affecting Preferred Stock as a class are required by Nevada law and cannot be waived. Preferred Stock will be authorized by resolution of Creatd’s board of directors under Creatd’s existing authorized blank-check preferred stock and set forth in a Certificate of Designation. Creation of Preferred Stock is not expected to require a vote of Creatd’s common stockholders.
No shares of Preferred Stock may be converted into Creatd common stock until the date that is six (6) months and one (1) day after the Closing Date (“Eligible Conversion Date”). On and after that date, all shares of Preferred Stock shall be convertible in full, without further restriction on the amount that may be converted. No holder of Preferred Stock (together with its affiliates and any group of which it is a member) may convert Preferred Stock into Creatd common stock to the extent such conversion would result in that holder beneficially owning more than 4.99% of Creatd’s common stock outstanding immediately after giving effect to such conversion. This blocker may not be waived. All other terms of the Preferred Stock, including registration rights, will be determined in the Definitive Agreement and set forth, as applicable, in the Certificate of Designation prior to closing.

Minimum Cash Requirement
On the Closing Date, C2 Live shall have not less than $2,500,000 in unrestricted cash on its books, as reflected in a closing balance sheet certified by C2 Live’s chief financial officer and delivered to Creatd at closing.
Further, Creatd shall have not less than $4,000,000 in cash and marketable securities on its books, as reflected in a closing balance sheet certified by Creatd’s chief financial officer and delivered to C2 at closing.

Governance
C2 Live shall be entitled to designate one (1) representative to serve on Creatd’s board of directors, effective as of the Closing Date. Such designee will be entitled to vote in their capacity as a board member.

Audited Financials
Prior to the Closing Date, C2 Live will deliver to Creatd audited financial statements for its two (2) most recently completed fiscal years, audited by an independent registered public accounting firm registered with the Public Company Accounting Oversight Board ("PCAOB") in accordance with PCAOB standards, prepared in accordance with GAAP, and suitable for use in Creatd’s SEC reporting and purchase-price-allocation analysis. Delivery of these audited financial statements is a condition to closing.

Employment Agreements
Prior to the Closing Date, C2 Live shall cause each of the key personnel of C2 Live identified by Creatd to execute at-will employment agreements with Creatd or C2 Live, in form and substance satisfactory to Creatd, effective as of the Closing Date.

No-Shop Period
For forty-five (45) days following the date of this LOI (the "No-Shop Period"), C2 Live and its equity holders, will not, directly or indirectly, solicit, initiate, encourage, or enter into discussions, negotiations, or any agreement with any third party regarding any acquisition, merger, sale of equity or assets, or similar transaction involving C2 Live, and will promptly notify Creatd of any unsolicited inquiry or proposal.

Material Adverse Change
Creatd and C2 Live agree to a mutual material adverse change ("MAC") provision, covering both parties. A MAC means any event, change, circumstance, or effect that is materially adverse to the business, assets, liabilities, financial condition, or results of operations of the affected party, other than effects resulting from general economic or market-wide conditions, changes in law or GAAP, or other customary carve-outs. Occurrence of a MAC with respect to either party prior to closing will entitle the other party to decline to close without payment of the Break-Up Fee described below.

Break-Up Fee
If either party (a) terminates this LOI or the transaction, or fails or refuses to close on or before the Outside Date (as defined above), at a time when the conditions to its obligation to close have been satisfied or waived (or would have been satisfied but for such party’s own breach), or (b) materially breaches any of its obligations under this LOI, including, in the case of C2 Live, the No-Shop provision, then such party shall pay to the other party a break-up fee of $500,000 in cash (the "Break-Up Fee"), by wire transfer of immediately available funds within five (5) business days after written demand.
No Break-Up Fee shall be payable (i) where a party declines to close as a result of a MAC with respect to the other party, (ii) where a condition to closing for the benefit of the declining party has not been satisfied, other than as a result of that party's own breach, (iii) solely as a result of a failure to receive any required regulatory approval for the transaction by FINRA or any other regulatory body, (iv) the transaction is not structured as a two-step forward merger or other structure that is designed to obtain the most efficient tax treatment for all parties or (v) where a party declines to close because due diligence reveals that any information, representation, or statement made or provided by the other party was materially inaccurate, incomplete, or misleading when made. The parties agree that the Break-Up
Fee is a reasonable estimate of damages and not a penalty.

Conditions to Closing
Subject to, among other things: completion of due diligence, including pro forma financial statements and tax matters; delivery of two (2) years of PCAOB audited financial statements as described under Audited Financials above; C2 Live having not less than $2,500,000 in unrestricted cash on its books on the Closing Date; the absence of a MAC with respect to either party; Creatd having not less than $4,000,000 in cash and marketable securities on its books on the Closing Date; negotiation and execution of the Definitive Agreement; approval of the transaction by each party’s board of directors; receipt of any required third-party or regulatory consents; and
any other customary closing conditions found in like acquisition and merger agreements.

Confidentiality	Each party will keep confidential all non-public information exchanged during due diligence, except as required by law or applicable securities regulations, or as otherwise agreed in writing.
Expenses
Except for the Break-Up Fee, each party will bear its own fees and expenses, including legal, accounting, and advisory fees, incurred in connection with the transaction, whether or not it is consummated.

Term
This LOI will terminate upon the earliest of (a) the Closing Date; (b) the Outside Date, if the transaction has not been consummated by that date; (c) written notice by either party to the other following a material breach of this LOI by the other party that remains uncured for ten (10) business days after written notice of such breach; (d) written notice by either party to the other following the occurrence of a MAC with respect to the other party; or
(e) the mutual written agreement of the parties. The provisions under Break-Up Fee, No-Shop, Confidentiality, Expenses, and Governing Law shall survive any termination of this LOI, and termination shall not relieve any party of liability for any breach occurring prior to termination.
Governing Law	This LOI is governed by the laws of the State of Nevada, without regard to conflict of laws principles.

Signatures

CREATD, INC.	C2 CAPITAL GROUP, INC.
By:	By:
Jeremy Frommer	Lamont Wilcott
Chairman & CEO Date: 09 / 30 / 2026	Chief Executive Officer Date: 09 / 30 / 2026